EXHIBIT 99.1

MGP Ingredients, Inc. Announces FY 2011 Second Quarter Results

Highlights

  Total quarterly sales increase 21 percent above a year ago driven mainly by food grade alcohol
  FY 2011 Q2 income from operations increases by $3.8 million over prior year

ATCHISON, Kan., Feb. 9, 2011 (GLOBE NEWSWIRE) -- MGP Ingredients, Inc. (Nasdaq:MGPI) today reported net income of $3,242,000, or $0.18 in diluted earnings per share, for the second quarter of fiscal 2011, which ended December 31, 2010. This compares with net income of $4,778,000, or $0.29 in diluted earnings per share, for the second quarter of the prior fiscal year. Income from operations for the second quarter of fiscal 2011 increased to $4,344,000 compared with $504,000 a year ago. Net income for the second quarter of fiscal 2010 included several one-time items, the most significant of which was an income tax benefit of $4,659,000. The year-ago results also included a loss of $3,047,000 related to the formation of the company's distillery joint venture, Illinois Corn Processing, LLC (ICP). Total sales in the second quarter of fiscal 2011 were $57,951,000, a 21 percent increase from sales of $48,094,000 for the same period one year ago. The increase was principally due to higher sales of food grade alcohol.

For the first six months of fiscal 2011, net income was $8,244,000, or $0.46 in diluted earnings per share. This compares with net income of $8,516,000, or $0.51 in diluted earnings per share, for the prior year period.  Income from operations for the first half of fiscal 2011 rose to $7,909,000 from $5,148,000 for the first half of fiscal 2010. Total sales for the first six months of fiscal 2011 were $114,929,000, a 17 percent increase from sales of $98,343,000 for the same period one year ago.

"The key to our improved performance lies in our operating profits," said Tim Newkirk, President and Chief Executive Officer. "We are pleased to report significant increases in sales and operating profits from a year ago.  We also realize that we have further to go before we are executing at our highest level. On the distillery side, our growth continues to be driven by demand for high quality food grade alcohol. Further improvements to our performance in this segment were affected by higher corn and energy costs. We also experienced longer than anticipated production slowdowns at our Atchison distillery during the quarter. These slowdowns were related to a water supply disruption, along with distillery equipment repairs and upgrades, which have recently been completed. Going forward we see stronger production rates. Our ICP joint venture is approaching peak capacity in food grade alcohol. Start-up issues at ICP are largely behind us, but our contribution from the joint venture was impacted from higher costs during the quarter as the facility has continued to step up its total capacity utilization levels. We are squarely focused on maintaining our gross margins in this segment, where the general trend is positive."

Newkirk continued, "Our ingredients business is still a work in progress. We're consistently profitable at the current level of business, and there are a number of key customer projects in the pipeline.   We are seeing increased demand for our unique specialty value-added ingredients and continue to concentrate much focus and resources on growing this area of our business. This includes methods to continually enhance our operational efficiencies, which experienced a decrease in the second quarter and contributed to higher production costs and affected segment profits."

Distillery Products Segment

  Distillery products pre-tax income of $7.3 million was up 74 percent from pre-tax income of $4.2 million during the same quarter a year ago. Gross margins improved significantly over the year-ago period from realized gains on hedging activities, along with higher unit volumes and improved per unit pricing in high quality food grade alcohol. Partially offsetting these gains were increases in the per-bushel cost of corn and the per-million cubic foot cost of natural gas, which were up 41 percent and 13 percent, respectively, from a year ago.

  Total distillery products sales revenue for the second quarter was $43.2 million, an increase of 35 percent compared to the prior year's second quarter. The majority of this increase was attributable to a 30 percent rise in volume of high quality food grade alcohol. Fuel grade alcohol revenues accounted for approximately 7 percent of total distillery products sales for the quarter.

  For the six-month period of fiscal 2011, pre-tax income in the distillery segment was $15.4, up 42 percent from pre-tax income of $10.8 million one year ago. Gross margins improved significantly over the year-ago period from realized gains on hedging activities, along with higher unit volumes in high quality food grade alcohol. The year to date gains were partially offset by a 27 percent increase in the per-bushel cost of corn and a 32 percent increase in the per-million cubic foot cost of natural gas compared to a year ago. Distillery sales revenue for the six-month period of fiscal 2011 was $85.7 million, an increase of 29 percent compared to the same period in the prior year. The majority of the increase was due to a 36 percent increase in the volume of high quality food grade alcohol. Fuel grade alcohol sales increased by $2.3 million compared to the prior year period.

Ingredient Solutions Segment

  Ingredient solutions pre-tax income declined to $443,000 compared with $2.8 million in the prior year's second quarter. Earnings decreased from the same period in fiscal 2010 primarily due to higher raw material costs, which were partially offset primarily by higher average selling prices for starches. Second quarter results in this segment were also affected by reduced operational efficiencies combined with increases in wheat flour and natural gas costs. As a result, overall production costs in the ingredients segment rose above the same period a year ago.

  Total ingredient segment sales revenue for the second quarter was $14.5 million, a decrease of 6 percent compared to the prior year's second quarter. The majority of the decrease in revenue was attributable to the planned reduction of commodity starches and proteins.  Revenues for specialty proteins and specialty starches increased by 5 percent and 12 percent, respectively, over the same quarter a year ago.

  Consistent with the second quarter of fiscal 2011, total ingredient solutions sales revenue for the year to date period ended December 31, 2010 decreased by $2,172,000, or 7 percent, compared to the year to date period ended December 31, 2009.  Revenues for specialty proteins for the first six months of fiscal 2011 increased 6 percent over the first six months of the prior fiscal year, while sales of specialty starches were approximately even with the same period a year ago. With the company's focus on the production and commercialization of specialty ingredients, revenues for commodity starch and commodity proteins decreased by 29 and 97 percent, respectively, in the first six months of fiscal 2011 versus a year ago. In addition to the overall decline in revenues for the ingredient solutions segment, the company's margins saw a decline during the year to date period ended December 31, 2010 compared to the year to date period ended December 31, 2009. This was principally due to higher productions costs caused by lower volume output and increased energy costs related to higher natural gas prices. Natural gas prices averaged approximately 32 percent higher compared to the same period a year ago. Flour costs, on the other hand, averaged approximately 6 percent lower per bushel compared to the prior year's first six months.

Other Segment

  The other segment reported a pre-tax loss of $116,000 compared to a loss of $20,000 in the prior year's second period. Sales in the other segment for the second quarter were approximately $253,000, a decrease of approximately 57 percent compared to the same period the previous year. For the first six months of fiscal 2011, this segment had a pre-tax loss of $136,000 compared to income of $96,000 one year ago. Sales for the current year's first six months were approximately $642,000, a decline of 48 percent compared to a year ago. The decline for both the quarter and six-month periods was primarily due to lower unit sales of the company's plant-based biopolymers and resins. Also contributing to the decrease in sales for the year to date period was the divestiture of our pet products business, which occurred during the first quarter of fiscal 2010.

Outlook

Newkirk said, "As we continue our progress in transforming MGPI to a higher value revenue base I see many things moving in the right direction. Our product mix today reflects more of our applied science and our focus on adding more value to our customers' products while also reducing the impact of commodity volatility and pricing than was the case in past years. Food grade alcohol output is now running at near optimum levels. We are in the midst of upgrading our facilities and service levels to better meet the needs of our key customers. In fact, our total capital budget for improvements is the highest it's been in several years. Meanwhile, our balance sheet has very little debt and our financial flexibility continues to improve.

"For the remainder of the fiscal year, we are focused on improvements in our production volumes and supply chain efficiencies, a higher value product sales mix, key commodity inputs and consistently better performance from our ICP joint venture. I'm very encouraged to see MGPI progressing in this challenging economic environment. All of this is occurring even before we realize the opportunities from our product development pipeline involving several large projects with major consumer packaged goods customers."

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of value–added, grain-based starches, proteins and food grade alcohol products for the branded packaged goods industry. The company has facilities in Atchison, Kan., and Onaga, Kan. that are equipped with the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan", "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will", "could", "encouraged", "opportunities", "potential" and/or the negatives of these terms or variations of them or similar terminology.  They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility,  (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) our ability to maintain compliance with all applicable loan agreement covenants (vi), the ability to effectively operate the Illinois Corn Processing, LLC ("ICP"), joint venture, (vii) our ability to realize operating efficiencies, (viii) and actions of governments. For further information on these and other risks and uncertainties that may affect the company's business, see Item 1A. Risk Factors in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Net Sales	$57,951	$48,094	$114,929	$98,343
Cost of Sales	49,159	39,584	95,783	79,996
Gross Profit	$8,792	$8,510	$19,146	$18,347

Selling, General and Administrative Expenses	4,360	5,004	10,587	9,600
(Loss)Gain on sale/disposal of assets	33	(500)	322	(700)
Loss on joint venture formation	--	3,047	--	3,047
Other operating costs	55	455	328	1,252
Income from Operations	$4,344	$504	$7,909	$5,148

Other Income, Net	--	2	3	23
Interest Expense	(141)	(537)	(266)	(1,326)
Equity in earnings(loss) of joint ventures	(957)	150	632	102
Income Before Income Taxes	$3,246	$119	$8,278	$3,947

Provision(Benefit) for Income Taxes	4	(4,659)	34	(4,569)
Net Income	$3,242	$4,778	$8,244	$8,516

Other Comprehensive Income(Loss), net of tax	(203)	3	(176)	3
Comprehensive Income	$3,039	$4,781	$8,068	$8,519

Basic Earnings Per Common Share	$0.18	$0.29	$0.46	$0.51
Diluted Earnings Per Common Share	$0.18	$0.29	$0.46	$0.51

Weighted average shares outstanding – Basic	16,690,701	16,673,189	16,684,606	16,638,080
Weighted average shares outstanding – Diluted	16,713,936	16,685,402	16,702,189	16,640,490

CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Dollars in thousands)	Dec. 31, 2010	June 30, 2010	(Dollars in thousands)	Dec. 31, 2010	June 30, 2010
ASSETS			LIABILITIES AND STOCKHOLDERS' EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$472	$6,369	Current maturities on long-term debt	$660	$689
Restricted cash	490	971	Revolving credit facility	86	--
Receivables	21,615	17,674	Accounts payable	11,391	10,341
Inventory	18,710	14,524	Accounts payable to affiliate, net	3,762	4,951
Prepaid expenses	1,111	1,517	Accrued expenses	4,116	7,510
Deposits	2,181	733	Total Current Liabilities	$20,015	$23,491
Deferred income taxes	2,854	6,267	Other Liabilities:
Refundable income taxes	484	578	Long-term debt, less current maturities	1,763	2,082
Total Current Assets	$47,917	$48,633	Deferred credit	5,095	5,379
			Accrued retirement health and life insurance benefits	8,491	8,170
Property and equipment, At Cost	154,683	164,559	Other non-current liabilities	2,597	2,964
Less accumulated depreciation	(96,603)	(107,196)	Deferred income taxes	2,854	6,267
Net property, plant and equipment	$58,080	$57,363	Total Liabilities	$40,815	$48,353
Investment in joint ventures	14,722	14,266	Stockholders' Equity	80,594	72,784
Other assets	690	875	TOTAL LIABILITIES AND
TOTAL ASSETS	$121,409	$121,137	STOCKHOLDERS' EQUITY	$121,409	$121,137
Capital Structure
Net Investment in:			Financed By:
Cash and cash equivalents	$472	$6,369
Working capital	27,902	25,142	Long-term debt*	$1,763	$2,082
Property, plant and equipment	58,080	57,363	Deferred liabilities	19,037	22,780
Other non-current assets	15,412	15,141	Stockholders' equity	80,594	72,784
Total	$101,394	$97,646	Total	$101,394	$97,646
*Excludes short-term portion. Short- term portion is included within working capital.
CONTACT: Steve Pickman, 913-367-1480